NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, May 2, 2023

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2023 RESULTS

Q1 2023 Highlights:
•Consolidated revenues of nearly $1 billion increased 21% over Q1 2022 due to higher pricing and sales volumes, and an improved sales mix
•Consolidated operating profit of $42.6 million and consolidated net income of $26.6 million compared with losses in Q1 2022
•Lift Truck operating profit of $47.8 million and 5% operating margin were significantly ahead of expectations despite continued production challenges and currency headwinds
•Average sales price per backlog unit increased nearly 34% over Q1 2022 and 2% over Q4 2022
•Bolzoni operating profit of $4.4 million more than doubled from Q1 2022

Full-Year 2023 Outlook:
•Substantial consolidated net income is expected for 2023 full year as a result of significantly improved profitability at the Lift Truck and Bolzoni businesses compared with 2022

Cleveland, Ohio, May 2, 2023: Hyster-Yale Materials Handling, Inc. (NYSE: HY) reported the following consolidated results for the three months ended March 31, 2023:

	Three Months Ended
($ in millions except per share amounts)	3/31/23	3/31/22	Change Fav (Unfav)
Revenues	$999.3	$827.6	$171.7
Operating Profit (Loss)	$42.6	$(18.3)	$60.9
Net Income (Loss)	$26.6	$(25.0)	$51.6
Diluted Earnings (Loss) /share	$1.55	$(1.48)	$3.03

Lift Truck Business Results
Revenues and shipments by geographic segment were as follows:

($ in millions)	Q1 2023	Q1 2022	Change Fav (Unfav)
Revenues	$948.7	$779.1	$169.6
Americas(1)	$685.9	$557.7	$128.2
EMEA(1)	$214.9	$169.7	$45.2
JAPIC(1)	$47.9	$51.7	$(3.8)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

(Rounded to nearest hundred)	Q1 2023	Q1 2022	Change Fav (Unfav)	Q4 2022	Change Fav (Unfav)
Unit Shipments	25,200	23,900	1,300	27,100	(1,900)
Americas	16,100	14,600	1,500	16,000	100
EMEA	6,800	6,500	300	7,800	(1,000)
JAPIC	2,300	2,800	(500)	3,300	(1,000)

First-quarter 2023 lift truck revenues increased by 21.8% compared with the prior year first quarter while consolidated unit shipments increased by 5.4%. Revenue growth outpaced shipment growth as previously implemented price increases, designed to offset significant cost inflation in 2021 and 2022, were realized. Higher parts volumes and a favorable shift in sales mix, primarily to higher-priced Class 1 and Class 5 trucks, including Big Trucks, also contributed to the revenue growth. Unfavorable currency movements due to a stronger U.S. dollar compared with the prior year were a $14.2 million headwind in the quarter, primarily in EMEA.

Unit shipments decreased 7% from fourth-quarter 2022 as a result of fewer shipments in EMEA and JAPIC. While supply challenges in the Americas have moderated, continued difficulties sourcing certain critical components, particularly in EMEA, and labor shortages for skilled positions hampered first-quarter 2023 production rates and shipments.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q1 2023	Q1 2022	Change Fav (Unfav)
Gross Profit	$155.6	$85.9	$69.7
Americas	$121.2	$67.0	$54.2
EMEA	$26.9	$14.4	$12.5
JAPIC	$7.5	$4.5	$3.0
Operating Profit (Loss)	$47.8	$(10.7)	$58.5
Americas	$47.5	$4.4	$43.1
EMEA	$2.6	$(11.4)	$14.0
JAPIC	$(2.3)	$(3.7)	$1.4

For the first quarter of 2023, the Lift Truck business reported significantly higher gross and operating profits compared with the prior year period. This better-than-expected performance resulted in a 5% operating profit margin. Improvements over the prior year were led by pricing benefits of $74.3 million, favorable sales mix, higher parts volumes and elevated fleet revenues. Gross and operating profits improved despite a nearly $21 million increase in material and freight costs compared to the prior year. Higher operating expenses, including employee-related costs, and $5.2 million of unfavorable currency effects partly offset the profit improvements.

The Company continues to make steady progress reducing the number of lower-priced units, booked in prior years in its extended backlog. First-quarter 2023 margin growth was constrained due to the production and shipment of a number of these lower-margin backlog units during the quarter as component availability improved.

Geographically, the Americas reported revenues of $685.9 million and a $43.1 million operating profit improvement compared with the 2022 first quarter. These improvements stemmed from higher lift truck pricing, favorable sales mix, increased parts volumes and manufacturing efficiencies tied to higher production volumes. These improvements more than offset the combination of material cost inflation, higher employee-related costs and unfavorable currency movements. First-quarter 2022 results included $3.5 million of tariff recovery income.

EMEA reported operating profit of $2.6 million in first-quarter 2023, returning to profitability for the first time since second-quarter 2021. Benefits achieved from price increases, favorable sales mix and lower manufacturing costs more than offset material cost inflation of $17.5 million and unfavorable currency movements compared with the prior year first quarter. Inflation and supply chain challenges continue to constrain the Company's efforts to increase production levels and further recover margins. In this context, EMEA is taking longer than planned to work through its aged backlog and achieve significant margin improvement, despite higher prices offsetting material inflation.

Operating results in JAPIC improved as a result of a favorable sales mix and higher pricing that more than offset increased costs and the impact of lower unit volumes.

Bolzoni Results

($ in millions)	Q1 2023	Q1 2022	Change Fav (Unfav)
Revenues	$98.6	$95.1	$3.5
Gross Profit	$20.7	$18.8	$1.9
Operating Profit	$4.4	$2.1	$2.3

Bolzoni's 2023 first quarter revenues increased modestly, while operating profit more than doubled compared with the first quarter of 2022. The improvement in both revenues and operating profit was driven primarily by price increase benefits combined with higher sales volumes. Lower material, freight and manufacturing costs also contributed to the significant increase in operating profit.

Nuvera Results

($ in millions)	Q1 2023	Q1 2022	Change Fav (Unfav)
Revenues	$1.6	$0.6	$1.0
Gross Profit (Loss)	$(2.1)	$(1.9)	$(0.2)
Operating Loss	$(9.8)	$(8.1)	$(1.7)

Nuvera's first-quarter 2023 revenues increased primarily as a result of after-market component and engine sales to the Lift Truck Business, as well as increased sales to third parties.

Nuvera's first-quarter 2023 operating loss was higher than the first-quarter 2022 largely due to increased product development costs and higher employee-related costs.

Balance Sheet and Liquidity
As of March 31, 2023, the Company's cash on hand was $64.6 million and debt was $560.6 million compared with cash on hand of $59.0 million and debt of $552.9 million at December 31, 2022. Net debt was comparable between periods, but the debt to total capital ratio improved by 400 basis points compared with December 31, 2022 due to significantly higher profitability.

The Company had unused borrowing capacity of approximately $186 million under its revolving credit facilities as of March 31, 2023, compared with $183 million on December 31, 2022.

The Company remains focused on reducing inventory days on hand as production rates increase. Total inventory increased in first-quarter 2023 compared with the prior year primarily due to higher finished goods inventory caused by elevated production levels late in the quarter, which led to trucks completed but not yet shipped. Raw material and component parts inventory at the end of first-quarter 2023 decreased compared with the prior year.

Market Commentary
The global economic outlook remains constrained and economic activity appears to be decelerating in many parts of the world. This deceleration is due to several factors, including tight monetary policies, designed to contain inflation, in many countries, continued supply chain disruptions and the likelihood of increased unemployment rates as companies reduce expenses. Despite these challenges, the U.S. economy was more resilient in the 2023 first quarter than anticipated after a fourth quarter that included signs of a steeper potential downturn. The latest publicly available lift truck market data indicates that new unit, fourth-quarter 2022 booking activity decreased in all major geographies, particularly EMEA, compared with high prior-year levels. Internal company estimates suggest that the global lift truck market decline continued in the first quarter of 2023 with all major geographies experiencing booking declines compared with the prior-year quarter. Despite the decreases, market levels appear to be stronger than anticipated.

Looking ahead, the Company expects the global lift truck market to decline in all regions for the full-year 2023 compared with 2022. By pre-pandemic historical standards, 2023's global market unit volumes are expected to remain relatively strong in all regions except EMEA.

Several years of extraordinary lift truck market growth led to very significant supplier capacity constraints. A moderate market slowdown could put the lift truck component supply base in a position to meet their supply requirements more efficiently and effectively and allow the Company to work down its extended backlog more quickly.

Operational Perspectives - Lift Truck Business
Lift truck unit bookings and backlog were as follows:

($ in millions, except Avg. sales price)	Q1 2023	Q1 2022	Q1 '23 vs '22 Fav (Unfav)	Q4 2022	Q1 '23 vs Q4 '22 Fav (Unfav)
Unit Bookings	22,300	35,900	(13,600)	21,000	1,300
Unit Bookings $ Value	$690	$950	$(260)	$690	$—
Average Sales Price/Unit booked	$30,942	$26,462	$4,480	$32,857	$(1,915)
Unit Backlog**	99,200	114,100	(14,900)	102,100	(2,900)
Unit Backlog $ Value**	$3,690	$3,170	$520	$3,730	$(40)
Average Sales Price/Unit of backlog	$37,198	$27,783	$9,415	$36,533	$665
**March 31, 2023 and December 31, 2022 Unit Backlogs were reduced by 2,600 units and Unit Backlog $ Values have been reduced by $48 million and $43 million, respectively, while March 31, 2022 Unit Backlog and Unit Backlog $ Value were reduced by 3,200 units and $54 million, respectively, due to suspended orders from Russian dealers for which the Company currently has no defined fulfillment plans.

First-quarter 2023 lift truck bookings decreased significantly from robust prior-year levels due to several factors, including a declining, but still large, global market and a focus on booking orders with strong margins in the context of the Company's extended lead times. First-quarter 2023 bookings increased moderately from fourth-quarter 2022 driven by better-than-expected market conditions and bookings performance in the Americas. Looking forward, 2023 bookings' levels are expected to decrease year-over-year due to the moderating market outlook and the Company’s continued focus on balancing higher-margin units with the need to maintain a full production pipeline for each of its product lines across its facilities. Together, the anticipated bookings' decreases and planned production increases should help the Company further reduce its backlog, which has now decreased over 13% from its peak in the first-quarter 2022.

Full-year 2023 production and shipment volumes are expected to increase compared with 2022, reducing extended lead times as a result of anticipated reduced bookings and continued supply chain improvements. Despite the lower booking rate and expected production improvements, lead times and backlog levels will likely remain above desired levels for some time. However, this extended backlog should serve as a shock absorber for the business if bookings decline more sharply as 2023 progresses.

The trend toward higher average prices and margins for both unit bookings and backlog continued in the first quarter largely due to enhanced pricing and order selectivity. The Company continues to experience material and labor cost increases, but the rate of increase has slowed substantially. Forward economic indicators suggest inflationary pressures are abating and cost inflation is expected to moderate throughout 2023. To offset the substantial inflationary pressure that occurred in 2021 and 2022, the Lift Truck business implemented several price increases. As of March 31, 2023, the Company has worked through a high proportion of its lower-priced, lower-margin backlog units booked before these price increases went into effect. In 2023, the Company expects a positive price-to-cost ratio, in part to address ongoing cost increases in certain areas. The Company will continue to monitor material and labor costs closely, as well as the impact of tariffs, and adjust forward pricing accordingly. As a result of slowing cost inflation and the current higher-priced backlog, the Company believes average unit margins will increase significantly in aggregate in 2023 compared to 2022. That improvement is expected to continue into 2024 as newer bookings, with higher margins, are scheduled for production.

The factors outlined above, as well as the benefits from the Company's maturing strategic initiatives, are expected to lead to a significant revenue increase and a substantial operating profit in 2023. The Lift Truck business first-quarter 2023 operating profit increased more than the Company anticipated. However, second-quarter 2023 Lift Truck operating profit is expected to decrease compared with first-quarter 2023 but significantly exceed fourth-quarter 2022 results. The expected decrease in the second quarter from first-quarter 2023 is due in part to an expected shift in mix toward lower margin sales channels. Second-half 2023 operating profit is expected to be comparable to the first half of the year. However, these forecasts are highly sensitive to the effect of various factors, particularly those that impact global supply chains and production capabilities.

Strategic Perspectives - Lift Truck
From a broad perspective, the Lift Truck business has three core strategies that are expected to transform the Company’s competitiveness, market position and economic performance over time:
•To provide the lowest cost of ownership while improving customer productivity, including for low-intensity applications. The Lift Truck business' capabilities in this area are expected to be enhanced by bringing to market a wide variety of vehicle innovations including: new modular and scalable product families, truck electrification projects and technology advancements in product automation, power options, telemetry and operator assist systems;
•Be the leader in the delivery of industry- and customer-focused solutions by transforming the Company's sales approach to meet a wide variety of customer needs across a broad set of end markets; and
•Be the leader in independent distribution by focusing on effectively coordinating dealer and major account coverage, enhancing dealer excellence and ensuring outstanding dealer ownership globally.

The Company continues to make progress on its high priority projects. The Lift Truck business launched its first modular, scalable lift trucks to the EMEA and Americas markets in 2022. Given the current extended backlog, the production ramp-up for this new product line is occurring gradually. The Company expects to launch these products in the JAPIC market in mid-to-late 2023.

In addition to the new modular, scalable product lines, the Lift Truck business also has key projects geared toward electrification of applications now dominated by internal combustion engine trucks, as well as technology advancements in power options, automation product options, telemetry and operator assist systems. The Company delivered its first electrified fuel cell Container Handler to the Port of Los Angeles for testing in late 2022. In the first half of 2023, it anticipates delivering an electrified fuel cell Reach Stacker to the Port of Valencia, Spain, and in mid-to-late 2023 delivering a new electrified fuel cell Terminal Tractor and an electrified fuel cell empty container handler to a customer in Hamburg, Germany. The Company is also exploring options for other electrification projects within the European Union.

Operational and Strategic Perspectives - Bolzoni
Building on its first-quarter 2023 performance, over the remainder of 2023 Bolzoni expects component shortages to continue moderating. Increased pricing is expected to offset higher input costs across 2023. As a result, margins are expected to improve year-over-year, leading to a significantly higher 2023 full-year operating profit compared with 2022, in large part due to the strong first-quarter 2023 performance.

Bolzoni's core strategy is to be the leader in the Attachments business. In this context, Bolzoni continues to concentrate on driving its "One Company - 3 Brands" approach globally, increasing its Americas business and focusing on strengthening its ability to serve key attachment industries and customers in all global markets. As part of this approach, Bolzoni also intends to increase its sales, marketing and product support capabilities in North America and Europe to support its industry-specific sales strategy.

Operational and Strategic Perspectives - Nuvera
Nuvera's core strategy is to be a leader in the fuel cell business. Nuvera continues to focus on placing 45kW and 60kW fuel cell engines in niche, heavy-duty vehicle applications for which battery-only electrification will not provide an adequate solution. As a result, these applications are expected to have significant and nearer-term fuel cell adoption potential, at the same time that Nuvera is shifting from a product to solution-selling emphasis. Nuvera has announced several projects with various third parties to test Nuvera® engines in targeted applications, including the Port of Los Angeles, which began testing in late 2022, and in multiple European ports, which are expected to begin testing in 2023. Nuvera is also developing a new, larger 125kW fuel cell engine for heavier-duty applications and plans to launch 360kW and 470kW modular fuel cell-powered generators for stationary applications.

In 2023, Nuvera expects continued focus on increasing customer product demonstrations and customer bookings. Nuvera is expanding its presence in Europe and China. Shipments in the first quarter of 2023 were for demonstrations of its 45kW and 60kW fuel cell engines for bus, power supply and port equipment applications. Recurring orders for current customers are booked for the 2023 second and third quarters and are expected to result in higher sales in the latter half of the year. Overall, in the context of moderately higher costs, the business is expected to generate a loss in 2023 comparable to 2022 but the increased volume of engine demonstrations should significantly enhance the foundation for future technology adoption and improved financial returns.

Consolidated Outlook
The Company is nearing completion of its program to build out the lower-priced, lower-margin backlog units held over from prior periods. As a result, continued margin expansion is expected to lead to substantial operating profit and net income for the 2023 full year, as well as solid progress toward the Company's 7% operating profit margin goals at both the Lift Truck and Bolzoni businesses. These expectations are based on the Company's ability to effectively manage its ongoing component and labor costs, increase its production levels and achieve reasonably stable material and freight costs.

The programs to reduce inventory and to generate cash are expected to show substantial progress in the second half of 2023. The Company is committed to enhancing its cash flows through its ongoing action plans and continued discipline over capital expenditures and operating expenses. Capital expenditures are expected to be approximately $66 million for full-year 2023, with spending more heavily weighted toward the second half of the year. This full-year increase compares to significantly restrained 2022 levels and is necessary to adequately maintain the Company’s facilities and product development programs. Working capital continues to be an area of intense focus for the Company. Inventory levels remain elevated and above pre-pandemic levels as a result of slow component parts consumption due to prior-period production delays. Efforts to maximize the use of on-hand inventory, coupled with material purchases below expected production rates, are expected to help reduce excess inventory levels throughout the Company in the remaining 2023 quarters. Supply constraints continue to be an issue periodically, but the Company expects continued improvements as 2023 progresses. As a result of these actions, the Company expects a significant increase in cash flow before financing activities for the full-year 2023 compared with 2022.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, May 3, 2023 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.netroadshow.com/events/login?show=c87b56d8&confId=48921 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through May 10, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding the Company's strategic initiatives can also be found in the Company's Q1 2023 Investor Deck that will be made available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) customer acceptance of pricing, (4) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (5) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (6) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, as well as armed conflicts, including the Russia/Ukraine conflict, and their regional effects, (7) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (9) the successful commercialization of Nuvera's technology, (10) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) the ability to attract, retain, and replace workforce and administrative employees, (17) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (18) the ability to protect the
Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2023	2022
	(In millions, except per share data)

Revenues	$999.3	$827.6
Cost of sales	824.9	726.4
Gross Profit	174.4	101.2
Selling, general and administrative expenses	131.8	119.5
Operating Profit (Loss)	42.6	(18.3)
Other (income) expense
Interest expense	10.2	5.1
Income from unconsolidated affiliates	(1.8)	(2.9)
Other, net	(1.7)	0.8
Income (Loss) before Income Taxes	35.9	(21.3)
Income tax expense	8.7	2.9
Net income attributable to noncontrolling interests	(0.2)	(0.8)
Net income attributable to redeemable noncontrolling interests	(0.2)	—
Accrued dividend to redeemable noncontrolling interests	(0.2)	—
Net Income (Loss) Attributable to Stockholders	$26.6	$(25.0)

Basic Earnings (Loss) per Share	$1.56	$(1.48)

Diluted Earnings (Loss) per Share	$1.55	$(1.48)

Basic Weighted Average Shares Outstanding	17.049	16.849
Diluted Weighted Average Shares Outstanding	17.214	16.849

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2022	9/30/2022	12/31/2022	3/31/2023	LTM 3/31/2023
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(19.4)	$(37.3)	$7.6	$26.6	$(22.5)
Noncontrolling interest income and dividends	0.7	0.7	0.3	0.6	2.3
Income tax expense (benefit)	(3.1)	4.2	5.2	8.7	15.0
Interest expense	6.1	7.7	9.5	10.2	33.5
Interest income	(0.2)	(0.4)	(0.3)	(0.6)	(1.5)
Depreciation and amortization expense	11.0	10.9	10.4	11.2	43.5
EBITDA*	$(4.9)	$(14.2)	$32.7	$56.7	$70.3

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2023	2022
	(In millions)
Revenues
Americas	$685.9	$557.7
EMEA	214.9	169.7
JAPIC	47.9	51.7
Lift Truck Business	$948.7	$779.1
Bolzoni	98.6	95.1
Nuvera	1.6	0.6
Eliminations	(49.6)	(47.2)
Total	$999.3	$827.6

Gross profit (loss)
Americas	$121.2	$67.0
EMEA	26.9	14.4
JAPIC	7.5	4.5
Lift Truck Business	$155.6	$85.9
Bolzoni	20.7	18.8
Nuvera	(2.1)	(1.9)
Eliminations	0.2	(1.6)
Total	$174.4	$101.2

Operating profit (loss)
Americas	$47.5	$4.4
EMEA	2.6	(11.4)
JAPIC	(2.3)	(3.7)
Lift Truck Business	$47.8	$(10.7)
Bolzoni	4.4	2.1
Nuvera	(9.8)	(8.1)
Eliminations	0.2	(1.6)
Total	$42.6	$(18.3)

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Three Months Ended
			March 31
			2023	2022
			(In millions)
Net cash provided by operating activities			$9.0	$59.1
Net cash used for investing activities			(5.0)	(9.3)
Cash Flow Before Financing Activities			$4.0	$49.8

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(In millions)
Debt	$560.6	$552.9	$545.0	$580.6
Cash	64.6	59.0	68.6	75.6
Net Debt	$496.0	$493.9	$476.4	$505.0

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(In millions)
Accounts Receivable	$535.9	$523.6	$460.1	$531.2
Inventory	854.7	799.5	779.0	790.2
Accounts Payable	627.6	607.4	552.9	569.5
Working Capital	$763.0	$715.7	$686.2	$751.9
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